COMPLIANCE MANUAL
Code of Ethics

CODE OF ETHICS

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Introduction to the Code of Ethics

INTRODUCTION TO THE CODE OF ETHICS

This Code of Ethics (“Code”) sets out standards for business conduct for Research Affiliates, LLC (“Research Affiliates” or “the Company”) based on fundamental principles of openness, integrity, honesty, and trust, as well as our fiduciary duties. The purpose of the Code is to convey to our Supervised Persons the importance we place on ethical and lawful conduct, and to educate our Supervised Persons on how to live up to not only the letter of the law, but also to our Company’s core values.

Therefore, in view of the foregoing and in accordance with the provisions of Rule 204a-1 under the Investment Advisers Act (“Advisers Act”) and Rule 17j-1 under the Investment Company Act of 1940 (“1940 Act”), the Company has adopted this Code to outline and prohibit certain types of activities that are deemed to create conflicts of interest (or at least the potential for or the appearance of such a conflict) and to outline pre-approval, reporting and review requirements, where appropriate, along with enforcement procedures. Please note that for all pre-approval, reporting and review requirements listed below, the CCO will report to and/or obtain pre-approval from the Chief Executive Officer (“CEO”).

This Code of Ethics (the “Code”) applies to all Supervised Persons, as defined in Section 1.13 below, of Research Affiliates. This Code supersedes all previous versions of the Company’s Code.

1.	DEFINITIONS

1.1 “Reportable Account”

“Reportable Account” means any arrangement where Securities can be purchased or sold at the discretion of the account holder or at the discretion of an appointed third party manager or trustee for the Beneficial Interest of a Supervised Person. Reportable Account includes, but is not limited to, a brokerage account, a mutual fund account, a retirement account, a third party separately managed account and a custodial account. Reportable Account does not include accounts that hold ONLY Non- Reportable Securities. Reportable Accounts also does not include 529 college savings plans.

1.2 “Beneficial Interest” and “Beneficial Owner” of a Reportable Security

In general, a Supervised Person has a “Beneficial Interest” in any Reportable Security or Reportable Account in which he or she has a direct or indirect financial interest. A Supervised Person is presumed to have a “Beneficial Interest” in any Reportable Security or Reportable Account held by a spouse, minor children, relatives who share a Supervised Person’s home or other persons by reason of any contract or other arrangement that provides the Supervised Person with sole or shared voting or investment power over that Reportable Security or Reportable Account.

For example, a Supervised Person generally would be the “Beneficial Owner” of a Reportable Security or Reportable Account that are held: a) in his or her own name individually or with another in joint tenancy, community property, or other joint ownership; b) by a bank or broker as nominee or custodian on the Supervised Person’s’ behalf or pledged as collateral for a loan; c) by members of the Supervised Person’s’ immediate family sharing the same household; d) by a relative not residing in the Supervised Person’s’ home if the person is a custodian, guardian, or otherwise has or shares with the Supervised Person control over the purchase, sale, or voting of Reportable Securities; e) by a trust in which the Supervised Person is a trustee or beneficiary and has, or shares, the power to make

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Introduction to the Code of Ethics

purchase or sale decisions; f) by a partnership or limited liability company in which the Supervised Person is a general partner or managing member, respectively; g) in a portfolio giving the Supervised Person certain performance related fees; h) by another person or entity pursuant to any agreement, understanding, relationship, or other arrangement giving the Supervised Person direct or indirect pecuniary interest; or i) by a corporation in which the Supervised Person has a control position or in which the Supervised Person has or shares investment control over the portfolio Reportable Securities.

1.3 “Exchange Traded Funds” (“ETFs”)

“Exchange Traded Funds” or “ETFs” are shares of ownership in either funds, unit investment trusts or depository receipts that hold portfolios of common stocks that closely track the performance and dividend yield of specific indices.

1.4 “Federal Securities Laws”

“Federal Securities Laws” means the Securities Act of 1933, the Securities Exchange Act of 1934, the Investment Company Act of 1940, the Investment Advisers Act of 1940, the Bank Secrecy Act of 1970, as it applies to fund and investment advisers, Title V of the Gramm-Leach-Bliley Act of 1999, the Sarbanes-Oxley Act of 2002, any rules adopted by the SEC under any of these statutes and any rules adopted thereunder by the SEC, Department of Labor or the Department of Treasury.

1.5 “Initial Public Offering”

“Initial Public Offering” means an offering of securities registered under the Securities Act of 1933, as amended, the issuer of which, immediately before the registration, was not subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act.

1.6 “Limited Offering”

“Limited Offering” means an offering that is exempt from registration under the Securities Act of 1933 pursuant to section 4(2) or section 4(6) (15 U.S.C. 77d(2) or 77(d)(6)) or pursuant to 230.504, 230.505, or 230.506 of this chapter.

1.7 “Non-Reportable Security”

“Non-Reportable Security means (a) transactions effected through an automatic investment plan in which regular, periodic purchases or withdrawals are made automatically in or from investment accounts in accordance with a pre-determined schedule and allocation (such as the Company’s 401 (k) Plan or a dividend reinvestment plan); (b) securities that are direct obligations of the Government of the United States; (c) money market instruments, bankers’ acceptances, bank certificates of deposit, commercial paper, and high quality short-term debt instruments, including repurchase agreements; (d) shares of money market funds; (e) interests in rarities, collectibles, tangible commodities held in physical form (f) fiat currencies; and (g) cryptocurrencies.

1.8 “Purchase or Sale of a Reportable Security”

“Purchase or Sale of a Reportable Security” means any direct or indirect (including through a managed account) purchase, sale, or transfer of a Beneficial Interest in a Reportable Security, including, among other things, the writing of an option to purchase or sell a Security or entering into any other contract

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for the purchase or sale of such Reportable Security, whether or not such contract is conditioned upon certain events.

1.9 “Prohibited Transactions”

“Prohibited Transactions” means a personal securities transaction prohibited by this Code.

1.10 “Reportable Fund”

“Reportable Fund” means (i) any mutual fund for which the Company may serve as an investment adviser or sub-adviser as defined in section 2(a)(2) of the Investment Company Act of 1940; or (ii) any fund whose investment adviser or principal underwriter controls the Company, is controlled by the Company, or is under common control with the Company. For purposes of this section, control has the same meaning as it does in section 2(a)(9) of the Investment Company Act.

1.11 “Secondary Offering”

“Secondary Offering” means an offering of securities of a publicly traded company that prior to the offering were not registered under the Securities Act of 1933, as amended.

1.12 “Reportable Security” or “Reportable Securities”

“Reportable Security” or “Reportable Securities” means a note, stock, treasury stock, bond, debenture, evidence of indebtedness, shares of open and closed-end investment companies including those of open-end ETF shares and UIT ETF shares, certificate of interest or participation in any profit- sharing agreement, collateral-trust certificate, pre-organization certificate or subscription, transferable share, investment contract, voting-trust certificate, certificate of deposit for a security, fractional undivided interest in oil, gas, or other mineral rights, any put, call, straddle, option or privilege on any security (including a certificate of deposit) or any group or index of Securities (including any interest therein or based on the value thereof), or any put, call, straddle, option or privilege entered into on a national securities exchange relating to foreign currency, or, in general, any interest or instrument commonly known as a “security,” or any certificate of interest or participation in, temporary or interim certificate for, receipt for, guaranty of, or warrant or right to subscribe to or purchase any of the foregoing. The terms Reportable Security and Reportable Securities also include any financial instrument whose value is determined by reference to a Reportable Security or Reportable Securities, as defined above (including futures, options on futures, swaps, forward contracts, and other derivative instruments).

1.13 “Supervised Persons”

“Supervised Persons” means all officers, directors and employees of the Company and any other person(s) that the Company may deem from time to time to be a supervised person (such as certain independent contractors or certain non-employee members of our parent company’s Board of Directors).

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Introduction to the Code of Ethics

2.	DELIVERY AND AVAILIBILITY OF THE COMPLIANCE MANUAL, CODE OF ETHICS, AND ANY AMENDMENTS

The Company shall provide to every Supervised Person a copy of the Compliance Manual, including the Code, and any amendments (“Manual”), and obtain from each Supervised Person through the personal trading monitoring system known as ComplySci (“COMPLYSCI”) an acknowledgement of their receipt and understanding of the Manual. Accordingly, the Research Affiliates Compliance Department provides the Manual to new Supervised Persons at the time they begin their work at Research Affiliates. Hereafter, the Supervised Person is required to certify through the COMPLYSCI system to having received and understood these documents. The Compliance Department also provides these documents to Supervised Persons once each year through the COMPLYSCI system and at the time of any amendments and receives through the COMPLYSCI system each Supervised Person’s certification of their receipt and understanding of the Manual. Further, the Manual is provided to Supervised Persons through RA’s intranet site (MyRA). All Supervised Persons are required to be familiar with this MyRA site and to know how to access these important compliance documents.

3.	REPORTING VIOLATIONS

Research Affiliates places great importance on the Manual and expects all Supervised Persons to strictly comply with all policies and procedures therein. Rule 204A-1 of the Advisers Act requires prompt internal reporting of any violations of the Code. Therefore, any and all violations of the Code, past or current, and any concerns of potentially foreseeable future violations should be immediately reported to the CCO. Failure to report either known violations committed by others or information learned that may indicate a potential for future violation of the Code by another Supervised Person will be deemed a personal violation by the non-disclosing member. Further, it is our policy to protect individuals who report violations. Retaliation against any Supervised Person who reports a violation is not tolerated. Any Supervised Person who engages in any retaliatory action against a Supervised Person who has reported or is thinking about reporting a potential violation of these Policies, including the Code, shall be treated as if they violated the Code and shall be subject to immediate disciplinary action.

4.	COMPLIANCE WITH APPLICABLE FEDERAL SECURITIES LAWS

All Supervised Persons must comply with the federal securities laws applicable to both Research Affiliates and its Supervised Persons since Research Affiliates is an SEC registered investment adviser. Advisers Act Rule 204A-1e(4) defines “federal securities laws” in this context to include the Securities Act of 1933, the Securities Exchange Act of 1934, the Sarbanes-Oxley Act of 2002, the Investment Company Act of 1940, the Investment Advisers Act of 1940, Title V of the Gramm-Leach-Bliley Act, any rules adopted by the SEC under any of these statutes, the Bank Secrecy Act as it applies to funds and investment advisers, and any rules adopted thereunder by the SEC or the Department of the Treasury. Many of the policies and procedures set out in this Manual, including the Code, along with Research Affiliates’ compliance program are designed to aid Research Affiliates and its Supervised Persons to comply with all such laws as they apply to business conducted by Research Affiliates and its Supervised Persons.

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COMPLIANCE MANUAL
Fiduciary Duty

FIDUCIARY DUTY

1.	INTRODUCTION

The Company and its Supervised Persons have an ongoing fiduciary responsibility to the Company’s clients and must ensure that the needs of the clients always come first. The Company holds its Supervised Persons to a high standard of integrity and business practices. In serving its clients, the Company and its Supervised Persons must at all times deal with clients in an honest and ethical manner and comply with all the Federal Securities Laws.

While affirming its confidence in the integrity and good faith of its Supervised Persons, the Company understands that the knowledge of present or future client portfolio transactions and the power to influence client portfolio transactions, if held by such individuals, places them in a position where their personal interests might become conflicted with the interests of the Company’s clients. Such conflicts of interest could arise, for example, if securities are bought or sold for personal accounts in a manner that either competes with the purchase or sale of securities for clients which results in an advantageous position for the personal accounts.

A fiduciary is a professional entrusted with the management of a client’s assets. We owe a fiduciary duty to all of our clients and we recognize and understand the requirements of this duty and act accordingly. The SEC has stated that investment advisers owe their clients several specific duties as fiduciaries. Because the Company is a fiduciary to its clients, Supervised Persons should avoid actual and potential conflicts of interest with the Company’s clients.

As part of our fiduciary duty, we owe to all our clients:

●	Duty of loyalty;

●	Duty to act in clients’ best interest;

●	Duty to act with care in handling client matters;

●	Duty to avoid conflicts of interest; and

●	Duty to comply with all applicable laws.

In addition, the Company adheres to the CFA Code of Ethics standards. RA strives to put the interests of our clients ahead of our own. Therefore, RA attempts to mitigate or avoid any actual or potential conflicts of interest.

Therefore, it is essential to avoid and/or mitigate the effects of engaging in activities that could pose a conflict of interest with our clients. An adviser’s breach of fiduciary duty to its clients may constitute a violation of the anti-fraud provisions of the Advisers Act. Our duty of care and fiduciary obligation requires that Research Affiliates and its Supervised Persons must act fairly and in the best interest of our clients. In addition, this obligation imposes numerous responsibilities including the duty to render disinterested and impartial advice; to make suitable recommendations to clients within the context of their total portfolio and in light of their individual needs, financial circumstances and investment objectives; to exercise a high degree of care to ensure that all material facts are disclosed to clients and adequate and accurate representations of its business and other information about Research Affiliate’s services and investment advice are presented using fair, ethical, and equitable practices.

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Every Supervised Person must read and acknowledge receipt of Research Affiliates’ Code, which addresses how the Company and its Supervised Persons shall fulfill its fiduciary duty to its clients, avoid prohibited transactions and mitigate or eliminate conflicts of interest.

2.	EXPLICIT PROHIBITIONS

As a SEC registered investment adviser, Research Affiliates has a statutory duty to oversee the investment advisory activities of its Supervised Persons who act on its behalf. Therefore, Research Affiliates has adopted the following prohibitions and standards that must be followed by all Supervised Persons.

Supervised Persons cannot:

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Knowingly compete with, aid, or advise any person, firm, or corporation in competing with us in any way, or engage in any activity in which our personal interests in any manner conflict, or might conflict, with those of the Company or our clients.

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Be employed by or have, directly or indirectly, a significant financial interest in any business that is engaged in the same or similar lines of business as the Company, unless an explicit written waiver is issued by the CCO and the Company’s Management Committee.

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Accept or request, directly or indirectly, any favor or thing of value from any person, firm, or non- affiliated corporation, negotiating, contracting, or in any way dealing with the Company, if the favor or thing of value might influence negotiations, contracts, or transactions; and if we are offered any favor or thing of value, directly or indirectly, we shall immediately report it to the Compliance Department.

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Directly or indirectly, give any favor or thing of value to, or engage in the entertainment of, any person, firm, or non-affiliated corporation, negotiating, contracting, or in any way dealing with the Company, except as may be consistent with generally acceptable ethical standards, our policies and procedures, and accepted business practices and not in violation of any applicable law or client standard of conduct.

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Accept or offer gifts and entertainment; make political or charitable contributions, to obtain or retain client business or contracts with government entities inconsistent with, or in violation of, our Gifts and Entertainment, Foreign Corrupt Practices Act, or Political Contributions Policies. We cannot consider current or anticipated business relationships as a factor in soliciting political or charitable contributions. (Please note that some clients of the Company require that we disclose all political contributions and solicitations for contributions to or concerning any of their elected or appointed officials. Supervised Persons may be required to certify to the Company that they are in compliance with these guidelines. For more information, see our Gifts and Entertainment, and Political Contributions Policies.)

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Participate in any negotiations or dealings of any sort with any person, firm, or non-affiliated corporation in which we individually have, directly or indirectly, an interest, whether through a personal relationship that is more than mere acquaintance, or through stockholding or otherwise, except an ordinary investment not sufficient to in any way affect our judgment, conduct, or attitude in the matter, or give us a personal interest therein.

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Receive, in addition to our regular salary, fees, or other compensation, any money or thing of value, directly or indirectly, or through any substantial interest in any non-affiliated corporation or business of any sort, or through any personal relationship, for negotiating, procuring, recommending, or aiding in any purchase, sale, or rental of property or any loan made by or to the Company; nor shall we have any financial or other personal interest, directly or indirectly, or through any other non-affiliated corporation or business or through any personal relationship, in a purchase, sale, rental or loan.

●	Give or release to anyone, unless properly authorized, any information of a confidential nature concerning RA, its affiliates or our clients.

●	Use Material Non-Public Information, personally or on behalf of others, for any securities transaction.

3.	PROHIBITED SALES PRACTICES

As a SEC registered investment adviser, Research Affiliates has a statutory duty to oversee the investment advisory activities of its Supervised Persons who act on its behalf. Therefore, Research Affiliates has adopted the following prohibitions and standards that must be followed by all Supervised Persons.

3.1 Prohibited Sales Tactics

No Supervised Person may engage in fraudulent, deceptive, or manipulative practices, such as misrepresenting or omitting material facts.

3.2 Third-party Instructions

Supervised Persons must not accept instructions regarding a client’s account, including any orders to effect securities transactions or liquidate a client’s account, from any person other than the client, unless the client has provided written authorization to Research Affiliates (typically through contract or power of attorney) to do so.

3.3 Selling Away

Supervised Persons must not engage in the sale or promotion of any investment advisory service other than for products or services of Research Affiliates without prior written permission from the CCO. Please also refer to the Codes’ policies on “Outside Business Activities” and procedures for reporting.

3.4 Fraudulent Practices

Supervised Persons must not engage in any act, practice, or course of business which is fraudulent, deceptive, or manipulative. For example, prohibited activities include, but are not limited to:

●	Unfair prices;

●	Failure to disclose material facts;

●	Fraudulent representations;

●	Unsuitable recommendations/investments;

●	Falsifying records;

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●	Circumvention of industry rules and regulations;

●	Failure to maintain proper records;

●	Unauthorized transactions in clients’ accounts;

●	Failure to disclose conflicts of interest;

●	Misusing customer funds or securities; or

●	Misusing information gained in a fiduciary capacity.

4.	STANDARDS TO PROTECT CLIENTS

Every agreement between Research Affiliates and its clients must be in writing and must disclose, in substance, the services to be provided, the term of the contract, the advisory fee or the formula for computing the fee.

In addition, each advisory agreement will address assignments, notifications, confidentiality of provisions, services and a dispute resolution method. Only Research Affiliates’ Management Committee may agree to any written modifications to Research Affiliates’ investment advisory agreements.

All fees charged by Research Affiliates shall be explicitly stated in the advisory agreement or an attachment thereof. Among other things, the anti-fraud provisions of the Advisers Act generally prohibit an investment adviser from charging fees that are unreasonable considering the services to be provided, and/or charging a substantially high fee without disclosing that similar services could be obtained elsewhere at a lower cost.

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Insider Trading Policy and Procedures

INSIDER TRADING POLICY AND PROCEDURES

The Insider Trading and Securities Fraud Enforcement Act of 1988 (“1988 Act”) further extends the safeguards of the Securities Exchange Act of 1934 as it pertains to insider trading. The purpose of this Insider Trading Policies and Procedures is to comply with the 1988 Act and the Investment Advisers Act of 1940, as amended, and other applicable regulation. In addition, the policies and procedures herein are designed to provide a program for educating, detecting and preventing insider trading by Supervised Persons of Research Affiliates.

1.	DEFINITIONS

“Insider” is a person with access to material key information about a publicly traded company before it is announced to the public. Typically, the term refers to corporate officers, directors and key personnel, but may be extended to include family members, relatives and/or others in a position to capitalize on insider information. Additionally, persons may be characterized as “temporary” or “constructive” insiders if they have access to material non-public information for a legitimate purpose in the context of performing a service for a particular company. Examples include, but are not limited to, accountants, attorneys, IT service providers, and even printers who print financial information.

“Insider Information” describes material non-public information regarding corporate events that have not yet been made public. For example, the officers of a firm know in advance if the company is about to be acquired or if the latest earning report is going to differ significantly from information previously released. If information reasonably influences the purchase, sale or market value of a company’s securities and such information has not yet been publicized in a widely used medium, then it is considered insider information.

“Misappropriation” usually occurs when a person acquires inside information about one company in violation of a duty owed to another company. For example, if an employee of ABC Public Company has knowledge that XYZ Public Company is negotiating a merger with ABC Public Company, that employee has material nonpublic information about both companies and must not trade in such companies’ stocks or pass on the information to anyone that does not already know.

“Tipping” is passing along inside information to others. A tip occurs when an insider (the “tipper”) discloses inside information to another person (the “recipient”), which causes the recipient to become an insider and therefore subject to a duty not to trade or pass along the information while in possession of that information. The act of tipping violates the 1988 Act and both the tipper and the recipient may be subject to liability for insider trading regardless of whether a benefit was derived from the action.

2.	PENALTIES FOR INSIDER TRADING

Penalties for trading on or communicating material, nonpublic information are severe, both for the individuals involved in the unlawful conduct and for the employers. A person can be subject to some or all of the penalties set forth below even if he or she does not personally benefit from the violation. Penalties may include:

●	civil injunctions;

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●	disgorgement of profits;

●	jail sentences;

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fines for the person who committed the violation of up to three times the profit gained or loss avoided (per violation, or illegal trade), whether or not the person actually benefited from the violation; and

●	Criminal penalties that can result in a maximum fine of up to $5,000,000 and twenty (20) years imprisonment.

3.	POLICY

RA and its Supervised Persons are prohibited from acting upon material non-public information, which includes tipping.

There may be times that a Supervised Person receives insider information during the ordinary course of employment with the Company and regardless if the receipt of such information is advertent or inadvertent, that person will be deemed an “insider.” This may occur under a variety of circumstances, including but not limited to the following:

●	Example 1: RA’s client may be an officer or director of a publicly traded company that is undergoing material structural changes and discloses these changes to a Supervised Person.

●

Example 2: A Supervised Person inadvertently receives insider information during a research call with a public company, an expert network consultant, a broker-dealer, an investment manager, or others with such information.

●	Example 3: A Supervised Person receives non-public information regarding a tender offer.

If a Supervised Person is unsure or suspects that he/she may have obtained or may be perceived to have obtained insider information, they should notify the CCO immediately.

Prohibited activity while in receipt of material non-public information includes, but is not limited to, the following activities:

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Purchasing or selling a security (or a derivative of such security) for any RA’s client, in a personal account or any proprietary account, or in any other account while in possession of material, non-public information relating to that security or its issuer of affiliates; and

●	Communicating material, non-public information to another (with the exception of the CCO), whether or not such communication leads to or was intended to lead to, a purchase or sale of securities.

To help avoid possible violations, senior management of RA will exercise great care, in accordance with the procedures outlined below, in the supervision of Supervised Persons and of the securities transactions of their personnel. If there is any question as to whether a contemplated purchase or sale would violate the insider trading rules, Supervised Persons must consult with the CCO prior to effecting the transaction.

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4.	PROCEDURES

4.1 Material Non-Public Information

RA believes that strict adherence to applicable federal and state securities laws is in the best interests of our clients, Supervised Persons, the securities industry, and the investing public. We believe that misuse of Material Non-Public Information (defined further below) in trading securities is detrimental to the securities industry and the investing public and is illegal. Therefore, RA maintains and strictly enforces written policies and procedures reasonably designed to be consistent with the nature of our business to prevent the misuse by any of our Supervised Persons of Material Non-Public Information.

No RA Supervised Person shall, either directly or indirectly:

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Purchase, sell, or engage in a transaction, either personally or on behalf of others (such as private accounts managed by RA), involving any asset while in possession of Material Non-Public Information; or

●	Communicate Material Non-Public Information to any Supervised Person or other person except to, or with the prior consent of, the CCO.

4.1.1 Persons Covered by the Policy

This policy applies to every RA Supervised Person, and extends to activities both within and outside their duties at RA. All Supervised Persons must read, become familiar with, acknowledge receipt of, and agree to review at least annually these policies.

These policies are only general guidelines to be followed by all RA Supervised Persons and do not include all laws, rules, regulations, and orders that govern our business activities, and cannot address every possible matter. If any Supervised Person has any questions not addressed in these policies, or believes that application of a policy or procedure would be inappropriate in particular circumstances, he/she must seek the guidance of the CCO.

4.1.2 Material Non-Public Information

These policies set forth guidelines regarding the duty of each Supervised Person of RA to avoid professional or personal investment transactions that may constitute a prohibited activity, and to comply with RA’s policy regarding Material Non-Public Information and insider trading. “Material Non-Public Information” is any information about a company or a security that is not publicly available and that a reasonable investor would consider material when making an investment decision, or information that is reasonably likely to have an effect on the price of a security.

4.1.3 Prohibitions Against Using Material, Non-Public Information

Purchasing, selling, or engaging in a transaction involving any security while in possession of Material Non-Public Information or communication of such information is unlawful subjecting you and the Company to criminal and civil penalties. RA’s Supervised Persons, shall not, for their own benefit or for the benefit of the Company, any client, or any other person, either directly or indirectly, trade or recommend trading on the basis of Material Non-Public Information.

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Violation of policies and procedures concerning Material Non-Public Information by any RA Supervised Person is a serious violation of their employment obligations and may subject them to immediate disciplinary action, up to and including termination.

4.1.4 When is Information Considered to be “Material?”

Information is generally considered to be “Material” if a reasonable investor would consider it material when making an investment decision or the information is reasonably likely to have an effect on the price of a security. For example, the following types of information about a publicly traded company may be considered “Material”: significant changes in financial condition; proposed dividend increases or decreases; significant changes from analysts’ earnings estimates; significant changes in previously released earnings estimates by a company; significant changes in operations; a significant increase or decline of orders; significant merger or acquisition proposals or agreements; significant new products or discoveries; extraordinary management developments; or the purchase: or, sale of substantial assets. Information concerning any changes of these types, even if not significant, may be “Material” in some instances.

4.1.5 When is Information Considered to be “Non-Public?”

Information is generally considered to be “Non-Public” if it was received under circumstances that indicate that it is not yet in general circulation, or if a reasonable person would believe that it was received under an explicit or implicit obligation not to disclose. Information is generally considered to be publicly available if it is available from a news source, together with the passage of enough time for the market to absorb the information.

Material Non-Public Information is sometimes referred to as “inside information,” meaning that the information was obtained directly or indirectly from the company or their employees. However, Material Non-Public Information does not have to be obtained from insiders to the company. For example, certain information about the contents of a forthcoming newspaper article that was expected to affect the market price of a security may be considered to be Material Non-Public Information.

4.1.6 Procedures in Handling the Receipt of Material Non-Public Information

Whenever you believe that you may have received Material Non-Public Information about a security or a company, you shall not:

●	Trade in or recommend trading in that security (or related securities) or any other security issued by that company unless expressly permitted to do so by the CCO; or

●	Disclose the information to anyone unless expressly permitted to do so by the CCO, CIO or CEO.

If you have any question about whether information is material, inside or non-public, such question must first be resolved before trading, recommending trading, or divulging the information. As such, you must immediately and confidentially communicate all related facts and circumstances to the CLO to enable such counsel to properly investigate the matter and determine whether an opinion from outside legal counsel may be warranted.

You shall not disclose any Material Non-Public Information to any third-party or client. You shall not disregard the restrictions on insider trading imposed by the federal securities laws.

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4.1.7 Prohibition on Spreading False Information

Supervised Persons are prohibited, either directly or indirectly, from intentionally creating false information or spreading rumors intended to affect securities prices, or other potentially manipulative conduct.

4.1.8 Restricted Securities List

RA does not generally maintain a restricted securities list. If by chance the Company or its Supervised Persons may gain inside information pertaining to a security, a restricted securities list will be maintained. In the unlikely event that a restricted securities list will be maintained, a security will be placed on the Company’s Restricted Securities List, when it has been determined that the Company may have inside information pertaining to the security or the security should not be traded by the Company for other reasons determined by the Management Committee (“Restricted Security”). When a security is placed on the List, Supervised Persons are prohibited from purchasing or selling on behalf of any client account during the time period the security is included on the List. The CCO shall be responsible for maintaining the Company’s Restricted Securities List and will ensure that all Supervised Persons are notified of the securities listed on the Restricted Securities List, along with changes that are made from time to time.

4.1.9 Ongoing Responsibility of Supervised Persons

All Supervised Persons must make an ongoing diligent effort to ensure that a violation of these Insider Trading Policies and Procedures does not occur. This requires all Supervised Persons to:

●	Read, understand and agree in writing to comply with the Company’s Insider Trading Policies and Procedures;

●	Disclose to the CCO any employment, relationship, or other involvement (such as board membership or employment by a family member or relative) with a publicly traded company;

●	Ensure that no trading occurs in their personal account(s) in any security (or derivative of such security) for which they have material, non-public information;

●	Make periodic (no less than annual) written certifications to the Company that they have not traded upon or communicated material nonpublic information;

●	Not disclose insider information obtained from any source whatsoever to any person not already having such knowledge (except the CCO when reporting receipt of such insider information);

●	Attend all mandatory educational and training required by the Company and read all insider trading materials provided by the CCO or a designee;

●	Consult with the CCO when questions arise regarding potential receipt of material, non-public information or when potential violations of these Insider Trading Policies and Procedures are suspected;

●	Adhere to all requirements under the Company’s Code and this Insider Trading Policy and Procedures; and

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●	Cooperate fully with the CCO and any senior managers during any investigation of potential violations of these Insider Trading Policies and Procedures.

4.1.10 Supervised Persons Training and Education

Supervised Persons will be provided a copy of this Insider Trading Policies and Procedures initially upon hire, annually, and anytime an amendment is made, and must execute acknowledgments as outlined in 4 above. RA also provides periodic educational training with respect to the prohibitions of insider trading, and the Company’s Insider Trading Policies and Procedures, which will be delivered in different ways that may include attendance to seminars, meetings, and/or webinars, and providing written materials for review.

4.1.11 Violations and Sanctions

Any potential violation of RA’s Insider Trading Policies and Procedures will result in an internal review and could result in immediate sanctions (including those outlined in Item 2 above), and termination of employment for all Supervised Person(s) involved. No Supervised Person will be sanctioned for the reporting of any potential or actual violation of the Company’s Insider Trading Policies and Procedures.

Any question you may have regarding these or any other policies and procedures should be discussed with the CCO.

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Personal Securities Trading and Reporting Policy

PERSONAL SECURITIES TRADING AND REPORTING POLICY

In an effort to prevent any violation of the securities laws, rules and regulations and to avoid any conflict of interests or the appearance of any such conflict of interests between the Company and its clients or between Supervised Persons and the Company or the Company’s clients, all Supervised Persons are prohibited from engaging in a purchase or sale of any of the following (excluding through a third party managed account) in which the Supervised Person has a “Beneficial Interest”: (1) an individual publicly traded “Reportable Security”; (2) a derivative instrument which derives its value from any such individual publicly traded Reportable Security; (3) any instrument that is convertible into any individual, publicly traded Reportable Security; (4) interests in a real estate investment trust; or (5) interests in an initial public offering.

Exceptions to the above prohibitions on personal trading include the following: (1) trading in U.S. government bonds, municipal bonds, sovereign bonds, mutual funds that are not managed or sub-advised by RA, exchange traded funds, derivatives on securities market indices or exchange traded funds, futures contracts, options on such derivatives or futures contracts, money market instruments, bankers’ acceptances, bank certificates of deposit, commercial paper, high quality short-term debt instruments (including repurchase agreements), shares of money market funds, interests in rarities, interests in collectibles, tangible commodities held in physical form, and currencies; (2) sales of securities already held within an account; (3) holdings within your RA 401(k) account or another 401(k) account (excluding securities that can be traded through a brokerage window within a 401(k) plan); and (4) acquisitions of securities by way of gift, inheritance, corporate actions (e.g., stock dividends), stock option plans, or dividend reinvestment plans. Purchases of private securities is generally permitted but all such purchases must be reviewed and pre-approved by the CCO. ETFs, Exchange Traded Notes and mutual funds are Reportable Securities, but do not have to be pre-cleared.

1.	DEFINITIONS

Please refer to the Introduction to the Code for all applicable definitions.

2.	PERSONAL SECURITIES TRANSACTIONS AND HOLDINGS REPORTING, CERTIFICATION, AND MONITORING

The COMPLYSCI system shall be used by the Company to record and monitor information regarding personal trading accounts and to monitor activity and transactions in those accounts. The COMPLYSCI system also facilitates Supervised Person’s electronic requests for pre-approval, reporting and certifications related to securities transactions and Accounts.

Upon its adoption and quarterly thereafter, the Supervised Person shall be provided with a copy of this Personal Securities Trading and Reporting Policy, as then in force, via the COMPLYSCI system and shall (1) acknowledge receipt of these policies; (2) affirm having read the policies; and (3) affirm having been in compliance with these policies, as they were in force, since their previous affirmation. In addition, a Supervised Person shall update his or her current list of accounts, including the disclosure of other investments not held at a brokerage firm (e.g., participation in limited partnerships, private placements, joint ventures, etc.)

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3.	NEW SUPERVISED PERSON REPORTING – INITIAL HOLDINGS AND BROKERAGE REPORTS –CONSENTS

Each Supervised Person, during his or her compliance orientation meeting, will be introduced to the COMPLYSCI system, given an overview of the Compliance Manual including the Code, and shall receive, complete, and return to the Compliance Department, copies of the Initial Brokerage Report and Initial Holdings Report forms within 10 days of beginning employment. These initial reports must contain information that is no older than 45 days before the Supervised Person was hired and must include, among other things, (1) the name of any broker, dealer, or bank with whom the Supervised Person maintains an account in which any Securities are held for the Supervised Person’s direct or indirect Beneficial Interest; and (2) the name, number of shares, and principal amount of each Security (except Non-Covered Securities defined below) in which the Supervised Person has direct or indirect Beneficial Ownership. The Supervised Person must also execute any necessary consent or instructions to his or her broker, dealer, or bank to authorize the automatic delivery of either i) statements, holdings and transaction data to RA via the COMPLYSCI system; or ii) duplicate statements. Please note that RA does not generally permit Supervised Persons to have an account that does not provide automatic data feeds through COMPLYSCI.

4.	REPORTABLE ACCOUNTS

A Supervised Person must report any new Reportable Accounts within 30 days of opening the account. Supervised Persons should use the Self Reporting section on the COMPLYSCI system to report the new Reportable Account.

4.1. Third-Party Managed Accounts

Supervised Persons who are grantors or beneficiaries over 1) accounts for which they have “no direct influence or control” or, 2) direct indexing accounts, must provide and certify the following information within ten (10) days of their initial start date:

●	The name of the third-party discretionary manager, or trustee;

●	The nature of the relationship between the Supervised Person and the third-party discretionary manager or trustee;

●	The custodian where the third-party managed account is held; and

●	Duplicate brokerage statements for any third-party managed accounts.

5.	QUARTERLY REPORTING OF TRANSACTIONS

In order for the Company to monitor compliance with the Code and to comply with Rule 204A-1 of the Advisers Act and Rule 17j-1 of 1940 Act, every Supervised Person is required to report to the CCO or a designee the information described below.

Within 30 calendar days of each quarter end (by April 30, July 30, October 30, and January 30), the Supervised Person shall review, update, certify and submit a quarterly report of the information required on the COMPLYSCI system for all securities transactions in which the Supervised Person has or acquired

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any direct or indirect Beneficial Interest or in which the Supervised Person is a Beneficial Owner containing the following information:

●

The date of the transaction (either trade date or settlement date), the name of the security, the symbol, the number of shares, the maturity date and/or the interest rate, if applicable, and the principal amount of each security involved;

●	The nature of the transaction (i.e., purchase, sale, or any other type of acquisition or disposition);

●	The price of the security at which the transaction was affected;

●	The name of the broker, dealer or bank with or through whom the transaction was affected; and

●	The name and account number of the personal account.

Unless previously provided through the automated COMPLYSCI system and direct data delivery feeds arranged with the Supervised Person’s account brokers, paper copies of all brokerage account statements for the relevant quarter must be given or delivered to the Compliance Department.

The Supervised Person shall include on each quarterly PITR, transactions in shares of any mutual fund for which RA acts as an investment adviser or sub-advisor.

This 30-day requirement applies to all Supervised Persons, unless a Supervised Person is granted an extension by the CCO due to a delay caused by medical, personal or other considerations, which will be determined on a case-by-case basis.

6.	ANNUAL HOLDINGS REPORTS

Before January 30 of each year, the Supervised Person shall review, update, certify and submit annual Reportable Securities and Reportable Account holdings information as of December 31 of the previous year on the COMPLYSCI system. The report must include the following information, which must be as of a date no more than 45 days prior to the date the report was submitted:

●

The title and type of security, and as applicable the exchange ticker symbol or CUSIP number, number of shares, and principal amount of each reportable security in which the Supervised Person has any direct or indirect beneficial ownership;

●	The name of the broker, dealer or bank with which the Supervised Person maintains an account in which the securities are held; and

●	The date the Supervised Person submits the report.

7.	ACCOUNTS HOLDING BOTH REPORTABLE AND NON-REPORTABLE SECURITIES

Please note that although Supervised Persons are not required to report Non-Reportable Securities, the Supervised Person is required to report all existing Reportable Accounts and obtain prior approval for any new Reportable Accounts, either of which contain both Reportable Securities and Non-Reportable Securities.

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8.	PRIVATE AND LIMITED OFFERINGS

A Supervised Person may not acquire, directly or indirectly, any Beneficial Interest in a security offered as part of a limited or private offering, without obtaining the prior approval of the CCO. This includes any offering exempt from registration under the Securities Act. A Supervised Person should use the Private Placement Request Form on the COMPLYSCI system to submit his or her requests for pre-approval.

9.	COMPLIANCE REVIEW

All COMPLYSCI system activity that warrants the Compliance Department’s attention will be reviewed timely. Additionally, the Compliance Department will review personal securities activity of all Supervised Persons on a periodic basis. The Compliance Department will research and document each potentially material compliance issue as appropriate. If the Compliance Department believes that a compliance violation may have occurred, the enforcement procedures provided in the Company’s Code will be followed.

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Disclosure of Outside Activities

DISCLOSURE OF OUTSIDE ACTIVITIES

Prior to engaging in an outside activity (“Outside Activity,” as described further below), Supervised Persons must first complete the relevant Outside Activity Disclosure questionnaire using the COMPLYSCI system and discuss with their supervisor and CCO any such Outside Activity. Supervised Persons must also complete through the COMPLYSCI system a quarterly certification regarding all Outside Activities. Examples of Outside Activities that require prior disclosure are those where the Supervised Person will serve as a board member, trustee, employee, manager or officer of a for profit, non-profit, educational or charitable organization. Other examples are activities in which the Supervised Person may spend any significant amount of time during their regular RA work day on such activity, an activity for which the Supervised Person may receive any monetary compensation, or an activity that could create any reputational risk or conflict with the interests of RA or its clients. Any changes regarding your Outside Activities should be reported to the CCO immediately. Please note that volunteerism outside of the RA work day is encouraged and exempted from this policy. “Volunteerism” for purposes of this policy means donated time or services that are occasional in nature and which are outside of board, officer, committee or trustee positions of leadership since these leadership positions can still create risks or conflicts depending upon the nature of these types of activities.

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Gifts and Entertainment Policy

GIFTS AND ENTERTAINMENT POLICY

RA has adopted a Gifts and Entertainment Policy in order to reduce real or perceived conflicts of interest and to assure compliance with limits and restrictions imposed by law. A conflict of interest occurs when your personal interests interfere or could potentially interfere with your responsibilities to the Company and our clients. You should not accept inappropriate gifts, favors, entertainment, special accommodations, or other things of value that could influence decision-making. Similarly, you should not offer gifts, favors, entertainment or other things of value that could be viewed as overly generous or aimed at influencing decision-making or making a client feel obligated to you or the Company.

1.	RECEIPT OF GIFTS

Generally, you may not accept from any individual or entity any gifts, services, or other things of more than an aggregate annual value of $250 without pre-approval from the CCO and you must use the COMPLYSCI system to request such prior approval. Unless excluded from this policy as described below, the COMPLYSCI system must be used to log all gifts received from persons or entities in or seeking to be in a contractual relationship with RA. Excluded from this policy are i) gifts received in connection with a bona fide personal relationship (e.g., personal gift received in recognition of a life event, such as a birthday, baby shower, wedding, or anniversary); and ii) items of a purely promotional nature of a minimal value bearing the name or logo of the donor company (e.g., novelties, trinkets).

2.	GIVING OF GIFTS

Generally, you may not give to any individual or entity any such gifts, services, or other things of more than an aggregate annual value of $250 without pre-approval from the CCO, which must be obtained by using the COMPLYSCI system. Under no circumstances may you give or offer any gifts to representatives of unions, ERISA plans, Taft Hartley Plans, or any governmental plans which exceed applicable federal or state individual, organizational or aggregate limits, as confirmed with the Compliance Department. Unless excluded from this policy as described below, the COMPLYSCI system must be used to log all gifts given to persons or entities with which RA is or is seeking to be in a contractual relationship. The logging of all such gifts should be accomplished on a periodic basis, no less than quarterly, through uploading the RA accounting system sourced gift expense related data into COMPLYSCI. Excluded from this policy are i) gifts given in connection with a bona fide personal relationship (e.g., personal gift given in recognition of a life event, such as a birthday, baby shower, wedding, or anniversary), and ii) items of a purely promotional nature of a minimal value bearing the applicable name or logo associated with the Company.

3.	CASH GIFTS

You may not give, offer, or accept cash gifts or cash equivalents to or from a client, prospective client, or any person or entity that does or seeks to do business with or on behalf of the Company.

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4.	ENTERTAINMENT

Any entertainment provided or received by a Supervised Person may not appear to be extravagant, excessive or affect the independent judgment of the recipient or given with the purpose to obtain, retain, or direct business. Providing entertainment is different than providing a gift since entertainment involves the presence of a RA Supervised Person. Any questions regarding whether or not any entertainment given or received may violate this policy should be discussed with the CCO prior to providing or receiving any such entertainment. Under no circumstances may you give or offer any entertainment to representatives of unions, ERISA plans, Taft Hartley Plans, or any governmental plans that exceed applicable state or federal individual, organizational or aggregate limits.

The COMPLYSCI system must be used to log all entertainment provided to persons or entities with which RA is or is seeking to be in a contractual relationship. The logging of all such entertainment should be accomplished on a periodic basis, no less than quarterly, through uploading the RA accounting system sourced, entertainment expense related data into COMPLYSCI.

5.	ADDITIONAL REPORTING

In addition to providing information using the COMPLYSCI system as described above, Supervised Persons engaged in the activity of providing gifts and entertainment to persons or entities with which RA is or is seeking to be in a contractual relationship are required to also submit appropriate documentation with their expense reports. The CCO will periodically review the COMPLYSCI logs of all gifts and entertainment related expenses and 1) compare these to the COMPLYSCI requests for preapproval submitted for all gifts given in excess of the $250 limit; and, 2) review entertainment expenses to make sure they are not in violation of the policies and procedures.

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Foreign Corrupt Practices Act

FOREIGN CORRUPT PRACTICES ACT

This policy is designed to ensure that RA complies with the U.S. Foreign Corrupt Practices Act (“FCPA”). The FCPA makes it unlawful for any U.S. company and its related persons to directly or indirectly bribe foreign officials in order to obtain, retain or direct business. RA maintains a Company-wide policy to comply with the FCPA and all other applicable laws against bribery and other improper payments to foreign officials anywhere in the world.

Supervised Persons may not directly or indirectly provide anything of value to any foreign official (including any officer or employee, no matter how low-ranking or high-ranking, of a foreign government, government agency, government-owned enterprise or business, political party, or official or candidate for foreign political office) in order to assist RA or one of its affiliates in obtaining, retaining or directing business. A foreign official includes any officer or employee of a foreign government or any department, agency or instrumentality thereof. Please note that although there are certain “safe harbors” to the FCPA’s prohibition on giving a payment or a thing of value to foreign officials, the use of any such “safe harbors” must be discussed with and approved in writing in advance by the CCO.

1.	GENERAL RULES

●	Direct payments made to foreign officials in order to obtain, retain, or direct business are prohibited.

●

Third-party payments are prohibited. RA may not make payments to a third-party, such as a foreign partner, sales agent, or other intermediary, with knowledge that all or a portion of the payment will be passed to a foreign official. Please note that RA would be deemed to know that an agent or other intermediary will make an improper payment if it is aware of, but consciously disregards, a “high probability” that such a payment will be made.

●	Any suspected violation of the FCPA must be immediately brought to the attention of the CCO.

2.	LIMITED EXCEPTIONS

The following sets forth an exception to the above general prohibitions. Please note that any reliance upon the following exception requires the prior written approval of the CCO and payments will only be approved if the action is deemed appropriate and lawful by the CCO:

●

Payment or reimbursement of reasonable and bona fide expenses of a foreign official (e.g., travel and lodging expenses) related to the promotion, demonstration or explanation of a product or service, or to the execution or performance of an agreement with a foreign government.

3.	RECORD-KEEPING AND INTERNAL ACCOUNTING CONTROL PROVISIONS

All Supervised Persons, agents and others must maintain and report complete and accurate records with respect to all transactions undertaken on RA’s behalf, particularly transactions that may give rise to questions under the FCPA, including amounts paid to foreign partners, sales agents or other

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intermediaries. As such, every Supervised Person and others conducting transactions on RA’s behalf or on behalf of any affiliated entity must timely report to RA’s accounting department on a monthly basis, complete and accurate records with respect to any meals, gifts, entertainment, or anything else of value provided to any foreign official.

4.	ENFORCEMENT AND PENALTIES

The FCPA is enforced jointly by the U.S. Securities and Exchange Commission (“SEC”) and the U.S. Department of Justice (“DOJ”). Violators are subject to severe civil and criminal penalties, up to and including imprisonment. The DOJ is responsible for all criminal prosecutions and for civil enforcement against privately-held companies. The SEC has civil jurisdiction over publicly-held companies.

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Political Contributions Policy

POLITICAL CONTRIBUTIONS POLICY

Political contributions made by investment advisers to state government officials have become an area of increasing scrutiny by regulators such as the SEC. The SEC has adopted Rule 206(4)-5 under the Investment Advisers Act of 1940 (Advisers Act) to protect the beneficiaries of state and municipal pension plans and their participants by limiting the ability of investment advisers to improperly influence the decisions of state and local governmental officials responsible for the hiring of investment advisers. Because RA provides or seeks to provide investment advisory services to state or local pension funds, retirement systems or other governmental plans (“government entities”), it is obligated to monitor certain political activities engaged in and contributions made by the Company and its Supervised Persons.

Under Rule 206(4)-5, a contribution is defined as any gift, subscription, loan, advance or deposit of money or anything of value made in connection with any election for federal, state or local office, political action committee (PAC), or local political party. Generally excluded are charitable contributions and the donation of time, such as volunteering and speeches, so long as RA did not solicit the Supervised Person’s efforts and RA’s resources such as office space, telephones and business equipment are not used for the activities.

Political contributions are not prohibited, but maximum limits do apply to contributions for state and local elections. Supervised Persons may contribute up to $350 to a candidate per state or local election (primary and general elections are separate) for whom they are entitled to vote, and up to $150 to a candidate per state or local election for whom they cannot vote. The possible consequences to RA from Supervised Persons or RA making contributions exceeding the maximum amounts could be significant. SEC imposed penalties for violating Rule 206(4)-5 may include forfeiture of investment advisory fees (for a two-year period from the date the inappropriate contribution was made), as well as other fines and sanctions.

Note: Political contributions to federal elections (Presidential, US Senate and US House of Representatives) and PACs not controlled by RA or the contributing party are excluded from the above contribution limits, assuming at the time of contribution the candidate did not hold a state or local government position that was responsible for the hiring of investment advisers. However, federal campaign law limitations may apply.

RA and its Supervised Persons are prohibited from soliciting or making political contributions for the purpose of obtaining or retaining advisory contracts with state and local government entities. Also prohibited are “solicitation” and “coordination” activities by RA and its Supervised Persons for state and local government campaign contributions. Activities considered to be solicitations include any fundraising attempts within the Company, or with family members, friends, neighbors or vendors, as well as bundling contributions for state and local candidates. In general, Rule 206(4)-5 provides that RA and its Supervised Persons are prohibited from doing anything indirectly, which, if done directly, would result in a violation of the Rule.

All Supervised Person’s political contributions and related activities under Rule 206(4)-5 shall be subject to pre-clearance by the Compliance Department. Within COMPLYSCI, Supervised Persons must submit a Political Contribution Request along with providing answers to all of the questions asked within COMPLYSCI. The Compliance Department will review each submission and will either approve or deny

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the request. If the request has been approved, the Supervised Person may then proceed with the described political activity. Supervised Persons are required to complete a Political Contributions Certification via COMPLYSCI on a quarterly basis. Such certification shall provide a detailed description of political activities involved in, as well as political contributions made subject to Rule 206(4)-5 during the applicable reporting period. RA will maintain appropriate books and records of each Political Contribution Request, compliance approval/denial, and each quarterly Political Contributions Certification record for the appropriate time required. RA is also required to keep a list of all government plans to which it provides or has provided investment advisory services in the last five years.

Rule 206(4)-5 has a look-back provision that will prevent RA from doing business with a government entity if it or its Supervised Persons have made an impermissible contribution in the prior two years. This provision will not only affect the ability of RA to do or to charge fees for certain advisory services until the applicable period lapses, but it will also be a consideration in the background checks of new Supervised Persons. The contribution look-back period for a Supervised Person engaged in a marketing role is two years and the look-back period for a Supervised Person engaged in a non-marketing role is six months. Depending on the role (marketing or non-marketing) a new Supervised Person fills, prior contributions made during the applicable look-back period can trigger a Rule 206(4)-5 violation. As such, RA requires disclosure of prior political contributions made within the prior two-year period as part of the due diligence and background check conducted on new Supervised Persons. Please note that because of when Rule 206(4)-5 went into effect, this look-back provision only applies to contributions made on or after March 14, 2011.

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Exceptions

EXCEPTIONS

The CCO, however, may grant written exceptions to the provisions of the Code.

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Administration and Recordkeeping Requirements

ADMINISTRATION AND RECORDKEEPING REQUIREMENTS

1.	ADMINISTRATION OF THE CODE

The CCO or a designee will review all reports and other information submitted under this Code. This review will include, but not be limited to:

●	An assessment of whether the Supervised Person followed the required procedures;

●	An assessment of whether the Supervised Person has traded in the same securities as the Company’s clients and if so, determining whether the client terms for the transactions were more favorable;

●	An assessment of any trading patterns that may indicate abuse, including market timing; and

●	Performing any other assessment that may be necessary to determine whether there have been any violations of the Code.

2.	RECORDKEEPING REQUIREMENTS

The CCO or a designee will be responsible for maintaining the following records pertaining to the Code for the time period specified in Rule 204-2 of the Advisers Act and Rule 17j-1 of the 1940 Act, as applicable:

●	A list of all of the Company’s Supervised Persons, which will include every person who was deemed a Supervised Person at any time within the past five years, even if they are no longer deemed as such;

●	Copies of the Code and all amendments thereto;

●	Copies of all the written acknowledgments submitted by each Supervised Person;

●	A record of any violation of the Code and any action taken as a result of the violation;

●	Copies of each report submitted by a Supervised Person;

●	Copies of all brokerage statements;

●	All pre-clearance decisions and the reasons supporting the decision; and

●	Copies of all written exceptions.

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Privacy Policies and Procedures

PRIVACY POLICIES AND PROCEDURES

1.	INTRODUCTION AND BACKGROUND

RA places great importance on personal information privacy (as defined below). As a result of applicable local and international privacy laws, the collection and processing of personal information is prohibited unless legally justified. In the case of RA, the processing of personal information is in the pursuit of legitimate business interests, which include human resources, client and vendor relations, marketing, and analytics. Additionally, RA’s collection of certain information is required in accordance with the laws and regulations that govern investment advisers registered with the Securities and Exchange Commission, including among others, the Investment Advisers Act of 1940 (as amended) (“Advisers Act”). In compliance with these regulations, as well as the Gramm Leach Bliley Act (“GLBA”), Regulation S-P and the California Consumer Privacy Act (“CCPA”), we have created these privacy policies and procedures (the “Privacy Policies and Procedures”) to:

●	Ensure the confidentiality of records and personal information;

●	Protect against any anticipated threats or hazards to the security of records and personal information; and

●	Protect against unauthorized access or use of records or personal information that could result in “substantial harm” or “inconvenience” to any interested party.

These Privacy Policies and Procedures, in addition to our external privacy policy and privacy notice, serve as formal documentation of our ongoing commitment to personal information privacy.

2.	SCOPE

RA may collect certain personal information including individual names, email addresses, postal addresses, phone numbers, and, in limited circumstances, tax identification numbers, as well as information that identifies individuals’ computers through the use of cookies with specific consent (the “Personal Information”). Personal Information may be collected and processed by RA for the purposes of administering client accounts, providing products and services as requested by clients, marketing and analytics purposes, vendor relations, and managing human resource processes for the Supervised Persons of RA (e.g. – payroll, benefits, etc.).

3.	POLICIES AND PROCEDURES

3.1 Governance

These Privacy Policies and Procedures shall be implemented and supervised by RA’s Data Protection Officer Nathan Kelso with the support of RA’s Legal, Compliance, Marketing, and Information Technology departments.

RA also maintains a Data Protection Working Group (the “DPWG”) chaired by the Data Protection Officer. The DPWG will meet quarterly to evaluate changes to these Privacy Policies and Procedures and to address other privacy issues as needed.

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Privacy Policies and Procedures

In addition to these Privacy Policies and Procedures, RA maintains an external privacy policy. The Legal and Compliance team is responsible for communicating the external privacy policy to interested parties.

3.2 Restrictions

RA Supervised Persons and affiliates are not permitted to access Personal Information unless they have a specific business need. Any individual accessing Personal Information must exercise the utmost caution in its handling and processing. Additionally, RA Supervised Persons are contractually required to maintain the confidentiality of any Personal Information with which they come in contact.

3.3 Personal Information Sharing

RA does not sell any Personal Information.

RA shares Personal Information with non-affiliated third parties in the following limited circumstances:

1. We disclose Personal Information to companies that assist us in the servicing of accounts.

2. We may enter into “joint marketing relationships” with third-party financial institutions. Such third- parties will be contractually required to protect the confidentiality of any Personal Information provided.

3. We may share lists of RA event attendees and clients (to the extent permitted), in addition to aggregated, non-personal data with our affiliates, agents, business and promotional partners, and other third parties. We may also disclose aggregate statistics in order to describe the Websites to current and prospective business partners, or other third parties.

4. We may disclose or report Personal Information to the extent we reasonably believe, in good faith, that the law requires disclosure or reporting.

5. We may share Personal Information if we believe it is necessary in order to investigate, prevent or take action regarding inappropriate or illegal activities, fraud, or situations involving potential threats to the safety of any person or property.

6. We may share Personal Information as part of a corporate transaction with a successor or affiliate or in connection with any acquisition, merger or sale of assets.

3.4 Personal Information Security and Storage

RA uses a variety of commercially reasonable protections to maintain the security of each individual’s online session, including firewall barriers, encryption techniques, and authentication procedures. RA uses best efforts to ensure that any third parties with which we share your Information maintain strict confidentiality procedures and data privacy frameworks, and only use Personal Information as expressly authorized by us.

Personal Information may only be stored on mapped RA systems or applications approved by the DPWG. Such systems or applications, including email and other electronic communications, are monitored by the Compliance and Information Technology teams to ensure that personal data storage and processing is secure, consistent with these Privacy Policies and Procedures, and is limited to those Supervised Persons authorized to access and administer such Personal Information.

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Privacy Policies and Procedures

The Compliance and Information Technology departments also routinely perform audits of third party providers to monitor privacy policies and procedures to safely maintain and store the personal data of RA Supervised Persons and its prospects, clients and affiliates. Personal data maintained by RA may not be transferred to any third party unless approved by the DPWG.

3.5 Addressing Individual Rights

Under applicable laws, individuals have specific rights to request: (1) changes to their Personal Information; (2) a copy of their Personal Information maintained by RA; or (3) the deletion of their Personal Information from RA systems or applications. Interested parties shall communicate these requests in writing to dataprivacy@rallc.com. Individuals wishing to delete their Personal Information can: (1) call (888) 412-1255 and leave a message indicating such request, or (2) utilize the “Delete My Information” web form located on the individual’s Website profile page. Requests received must be actioned within 30 calendar days, if not sooner, and will be addressed by RA’s Marketing and Information Technology teams, with supervision by the Legal and Compliance Department.

Additionally, applicable laws allow interested parties to “opt out” of only certain kinds of information- sharing with third parties. We do not share Personal Information of any interested party that triggers the “opt out” rights with any third parties. Further, we do not discriminate against any individuals who wish to exercise their rights to “opt out” or delete their Personal Information.

3.6 Breaches

The destruction, loss, alteration, unauthorized disclosure of, or access to, Personal Information maintained by RA is a personal data breach. Any such instance must be communicated immediately to the Data Protection Officer for investigation and correction, if necessary, with Legal, Compliance and Information Technology. RA will maintain a record of personal data breaches and take reasonable steps necessary to limit further breaches and informing authorities and affected parties.

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Recordkeeping Policies and Procedures

RECORDKEEPING POLICIES AND PROCEDURES

RA is subject to specific recordkeeping requirements under the Advisers Act and other state and federal laws affecting our business. RA is also subject to recordkeeping requirements under the 1940 Act for all Investment Company Act funds (mutual funds) it sub-advises.

1.	TIME TO KEEP RECORDS

We must make and keep true, accurate, and current books and records relating to our investment advisory business in an easily accessible place for not less than five (5) years. During the first two (2) years, these records must be maintained on site in our offices.

Our trading records, if any, must be maintained on-site in our office for the first two (2) years after the end of each calendar year. Applicable records relating to transactions with an Investment Company Act fund (mutual fund) must be preserved for six (6) years.

2.	STORAGE

Unless otherwise noted below, original records may be archived electronically on micrographic media, including microfilm, microfiche, or any similar medium, or electronic storage media, including any digital storage medium or system that meets the terms of Advisers Act Rule 204-2.

3.	STANDARD RETENTION

All records we retain must:

●	Be arranged and indexed in a way that permits easy location, access and retrieval of any particular record. (See Documentation Procedures.)

●	Provide promptly any of the following that the U.S. Securities and Exchange Commission (“SEC”) may request:

¡	A legible, true, and complete copy of the record in the medium and format in which it is stored;

¡	A legible, true, and complete printout of the record;

¡	Means to access, view, and print the record; and

¡	Separately store, for the time required for preservation of the original record, a duplicate copy of the record on any medium allowed by Rule 204-2.

4.	ELECTRONIC RECORDS

For records stored electronically, we shall:

●	Maintain and preserve the records so as to reasonably safeguard them from loss, alteration, or destruction;

●	Limit access to the records to properly authorized personnel and the SEC; and

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●	Reasonably insure that any reproduction of a non-electronic original record on electronic storage media is complete, true, and legible when retrieved.

5.	EMAIL

Records of all incoming and outgoing email communications shall be stored, arranged, and indexed like any other electronically stored records in a manner that permits easy location, access, and retrieval. We will separately store a copy of all emails as part of our Business Continuity Plan and establish procedures to reasonably safeguard the emails from loss, alteration, or destruction and limit access to these records to properly authorized individuals. Copies of all email communications will be maintained by an email archiving solution and backup tapes will be made and stored offsite and will be kept for the period required for that type of record, but for no less than seven (7) years before deletion.

6.	TRADING RECORDS

Since RA currently outsources all of its trading activity to Parametric Portfolio Associates LLC (“Parametric”), all documentation of each order or instruction given or received for the purchase, sale, receipt, or delivery of any security as well as documentation of any amendment, modification, or cancellation of any such order or instruction is maintained by Parametric.

Parametric also maintains records of any and all confirmation of trade orders received from banks, brokers, dealers, or other counterparties received in connection with trades. This includes any and all records of electronic communication, such as email, as well as in physical hardcopy form. The Company will directly review these records for completeness and accuracy from time to time.

7.	MODEL PORTFOLIO AND ASSET ALLOCATION RECOMMENDATIONS

We maintain the initial and final model portfolio and asset allocation, including any modifications thereto, which are made and retained on behalf of any funds we sub-advise. We shall also maintain applicable internal working papers and other records or documents that are necessary to form the basis of any recommendation.

8.	CUSTODY

Under federal securities law, RA would be deemed to have custody of client assets if an affiliate acts as the General Partner to a limited partnership offered to clients. We do not have, and do not accept, physical care or custody of the assets of any client. Custody shall be maintained with a Qualified Custodian (as defined in the Advisers Act), subject to certain safekeeping standards. If any client sends cash or other assets to us, or if a Supervised Person receives client assets for any reason, the Supervised Person should promptly notify the CCO who will take immediate and appropriate action to return the assets to the client or to deposit them with the designated custodian.

RA complies with the requirements of the Advisers Act regarding custody and its monthly statements to managed accounts reminding each client to compare their statement to the statement from their custodian.

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9.	PORTFOLIO ACCOUNTING RECORDS

Unless otherwise noted, we will keep records for five (5) years from the year-end in which the composite or portfolio ceases to exist. The rules for retention include:

●

All accounts, books, internal working papers, and any other records or documents that are necessary to form the basis for or demonstrate the calculation of the performance or rate of return of any or all managed accounts or securities recommendations in a notice, circular, advertisement, newspaper article, investment letter, bulletin, factsheet, retrospective, or other communication that we circulate or distribute, directly or indirectly, to 10 or more persons (other than persons connected with RA); provided, however, that with respect to the performance of managed accounts, the retention of all account statements, if they reflect all debits, credits, and other transactions in a client’s account for the period of the statement, and all worksheets necessary to demonstrate the calculation of the performance of rate of return of all managed accounts shall be deemed to satisfy these requirements.

●

Worksheets necessary to calculate performance (for so long as we use performance calculations resulting from such records, but not less than five (5) years, or, in the case of mutual funds, six (6) years).

●	Portfolio statements (6 years for mutual funds).

●	Custodial or brokerage statements (6 years for mutual funds).

●	List of portfolios in which we have investment discretion.

●	Management fee invoices.

●	Client letters (performance statements).

●	Limited partnership financial statements.

10.	CLIENT DOCUMENTATION

Unless otherwise noted, client documentation will be maintained for no less than five (5) years from creation date. The rules for retention include:

●	Advisory contracts and related amendments (any contracts with mutual funds or advisers to mutual funds must be retained for six (6) years).

●

Documentation supporting advisory contracts, e.g. trust agreements, corporate resolutions, and signature lists (any documentation supporting contracts with mutual funds or advisers to mutual funds must be retained for six (6) years).

●	New account set-up sheet (six (6) years for mutual fund portfolios).

●	Electronic copies of all written communications received and copies of all written communication we send relating to:

¡	Any recommendation made or proposed to be made and any advice given or proposed to be given;

¡	Any receipt, disbursement, or delivery of funds or securities; and

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¡	The placing or execution of any order to purchase or sell any security.

Note: We are not required to keep any unsolicited market letters or other similar communications of general public distribution not prepared by or for us.

●	A list or other record of all accounts in which we are vested with any discretionary power with respect to the funds, securities, or transactions of any client.

●	All powers of attorney and other evidences of the granting of any discretionary authority by any client to us.

●	All written agreements (or copies thereof) we have entered into with any client or otherwise relating to our business.

●

A copy of each written statement and each amendment or revision thereof, we have given or sent to any client or prospective client, such as Form ADV or a company brochure, and a record of the dates that each written statement and each amendment or revision thereof, was given, or offered to be given, to any client or prospective client who subsequently became a client.

●	All written acknowledgements of receipt obtained from clients evidencing receipt of Form ADV or company brochure.

11.	MARKETING MATERIALS

Generally, five (5) years after the end of the fiscal year when last used. The rules for retention include:

●	All marketing materials used in advertising.

●	One-on-one presentation materials.

●	Responses to requests for proposal (“RFPs”) and requests for information (“RFIs”).

●	RA is not required to keep any unsolicited market letters and other similar communications of general public distribution not prepared by or for RA.

●

A copy of any notice, circular, or other advertisement offering any report, analysis, publication, or other investment advisory service to more than 10 persons. We are not required to keep a record of the names and addresses of the persons to whom it was sent except that if such notice, circular, or advertisement is distributed to persons named on any list, we shall retain with the copy of such notice, circular, or advertisement a memorandum describing the list and the source thereof.

●

A copy of each notice, circular, advertisement, newspaper article, investment letter, bulletin, or other communication that we circulate or distribute, directly or indirectly, to 10 or more persons (excluding persons connected with RA). If any of these documents recommend the purchase or sale of a specific security and does not state the reasons for the recommendation, then a memorandum from us indicating the reason.

●

All accounts, books, internal working papers, and any other records or documents that are necessary to form the basis for, or demonstrate the calculation of, the performance or rate of return of any or all managed accounts or securities recommendations in any notice, circular, advertisement, newspaper article, investment letter, bulletin, factsheet, retrospective, or other communication that we circulate or distribute, directly or indirectly, to 10 or more persons (other

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than persons connected with RA); provided, however, that with respect to the performance of managed accounts, we shall retain all account statements (reflecting all debits, credits, and other transactions in an account for the period of the statement) and all worksheets necessary to demonstrate the calculation of the performance or rate of return of all such accounts.

●

All agreements with solicitors, evidence of our efforts to confirm compliance by any solicitors with such agreements, a signed and dated acknowledgment of receipt of our Form ADV Part 2A and 2B (or brochure containing the same information), the written disclosure statement and the Solicitor’s Disclosure Document by each client in connection with any such solicitation agreement.

12.	COMPLIANCE RECORDS

Unless otherwise noted, the following records shall be kept for five (5) years:

●	Our Code of Ethics, as in effect at any time.

●	A list of all Supervised Persons, Supervised Persons and Covered Associates as such terms are defined in the Advisers Act.

●	Quarterly Political Contributions Certifications.

●	Personal Investment Transaction Reports/Certifications, each report/certification containing:

¡	The date and nature of the transaction (i.e., purchase, sale, or other transaction);

¡	The amount of the security (number of shares or units) traded and the unit or share price at which it was effected;

¡	The title of the investment including, as applicable: the exchange ticker symbol or CUSIP number, interest rate and maturity date, and principal amount of each reportable security involved;

¡	The name of the broker, dealer, or bank with or through whom the transaction was effected;

¡	Whether the Supervised Person’s beneficial interest is direct or indirect; and

¡	The date the report/certification was submitted.

●	Initial Public Offering and Limited Offering Pre-Clearance Requests.

●	Initial and Annual Brokerage Reports.

●	Initial and Annual Holdings Reports/Certifications.

●	Acknowledgements of Receipt of the Compliance Manual and understanding of policies and procedures.

●	Memos or other written communications regarding personal securities transactions review and documentation of related personal securities trading violations.

●	Electronic records of brokerage account holdings and securities transactions supplied by brokers to the COMPLYSCI system.

●	Personal brokerage account statements, if applicable.

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●	Our compliance policies and procedures, as in effect at any time.

●	Any records documenting our annual review of our compliance policies and procedures.

●	Any records documenting for the Board of Directors of any fund advised or sub-advised by RA that is registered under the Act of 1940 a written report setting forth the following:

¡	A summary of existing procedures to detect and prevent insider trading;

¡	Full details of any investigation, either internal or by a regulatory agency, of any suspected insider trading and the results of such investigation;

¡	An evaluation of the current procedures and any recommendations for improvement; and

¡	A description of our continuing educational program regarding insider trading, including the dates of such programs since the last report to management.

13.	CORPORATE AND ACCOUNTING RECORDS

Unless otherwise noted, the following records shall be kept for five (5) years:

●	Journal or journals, including cash receipts and disbursements records, and any other records of original entry forming the basis of entries in any ledger.

●	General and auxiliary ledgers (or other comparable records) reflecting asset, liability, reserve, capital, income, and expense accounts.

●	Financial statements (balance sheets, income statements, annual financial statements).

●	Trial balances.

●	Internal audit work papers.

●	Invoices.

●	Bank records (e.g., checkbooks, bank statements, canceled checks, and cash reconciliations).

●	Corporate/business tax-related documents.

●	Bills or statements (or copies thereof), paid or unpaid.

●

Records relating to our status as a limited liability company, including any charters, minute books, and evidence of interests shall be kept and maintained on our premises for three (3) years after we are registered as an investment adviser.

●	Records required to be created and maintained pursuant to the Business Continuity Plan.

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14.	HUMAN CAPITAL RECORDS

All employment records are maintained and managed by the Vice President, Human Resources and unless otherwise noted the following documents shall be kept for five (5) years:

●	Employment Application

●	Resume

●	Offer Letter

●	Employment Agreement

●	Payroll Authorization forms (W-4/EDD forms)

●	Records of change in payroll rate, title, etc.

●	Notices of leave of absence, etc.

●	Notices of commendation, warning, discipline or termination

●	Miscellaneous

¡	Background checks

¡	Reference checks

¡	Investigative files for harassment, discrimination claims, etc.

¡	I-9’s

¡	Medical Enrollment Forms (may contain confidential medical information)

¡	Family/Medical Leave request forms (if nature of illness is included)

¡	Return to work releases

¡	Worker compensation records

¡	Any other medical information

15.	RESEARCH MATERIALS

Unless otherwise noted, the following materials should be retained for five (5) years (Please note that if the product of the research is used in marketing materials then review the time requirements above in the section for marketing materials):

●	Derivative-based products.

●	Equity-based products.

●	Research materials used to prepare and maintain models.

16.	PROXY VOTING MATERIALS

Unless otherwise noted, the following materials should be retained for five (5) years:

●	Copies of all proxy voting policies and procedures required by Rule 206(4)-6 under the Advisers Act.

●	A copy of each Proxy received regarding client securities (we may rely on obtaining a copy of a proxy statement from the SEC’s EDGAR system).

●	A record of each vote cast on behalf of clients.

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●

A copy of each written client request for information on how Proxies were voted on behalf of the client, and a copy of our written response to any (written or oral) client request for information on how Proxies were voted on behalf of the requesting client. We may rely on proxy statements and records of proxy votes maintained with a third-party such as a proxy voting service, provided that RA has obtained an undertaking from the third-party to provide a copy of the documents promptly upon request.

●	A copy of any document we created that was material to making a decision on how to vote Proxies on behalf of a client or that memorializes the basis for that decision.

17.	OTHER DOCUMENTS

Unless otherwise noted, the following documents should be kept for five (5) years:

●	Vendor contracts.

●	Any agreements relating to our business.

●	Mutual Funds. Records for all mutual funds we manage or sub-advise shall be maintained for six (6) years. All transactions relating to mutual funds shall be preserved for six (6) years.

18.	DESTRUCTION OF DOCUMENTS

Supervised Persons shall not destroy any Company records at any time without first obtaining the written approval of the COO and CCO. If you have any questions regarding specific records and the applicable current retention period, contact the Compliance Department for current guidelines and policies. Electronic communications will automatically be purged seven (7) years after creation.

19.	DOCUMENTATION PROCEDURES

19.1 Safekeeping of Physical Documents

Any and all physical documents retained for safekeeping should be filed in the following manner:

●

Each department is responsible for the safekeeping and preservation of relevant hard copy documents. The Executive/Administrative Assistant for each department shall be responsible for documentation filing of their respective department.

●

Documents should be maintained and preserved in an organized manner readily available and easily accessible. Documents for the previous two (2) full calendar years must be maintained at our main offices with older documents stored and preserved in an appropriate documentation storage facility. Each department should keep and maintain a log of documentation files including the place of their location.

●

Documentation shall be stored in files with appropriate file labels to indicate its contents. The file labels should indicate at a minimum the subject matter, year and detail of the contents. The Executive/Administrative Assistant for each department shall be responsible for maintaining an inventory of all records stored at our main office and in storage.

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19.2 Labeling of Confidentiality or Privileged Communication

Any and all confidential documents, whether in electronic or physical hardcopy paper form, must be labeled “Confidential” in order to give notice of its confidentiality to those who come into contact with the document. Documentation subject to a protected relationship between RA’s in-house attorney or outside counsel and a Supervised Person shall be labeled as a “Privileged Communication,” as needed.

19.3 Electronic Documentation Storage and Maintenance

Storage and maintenance of electronic documents are discussed in various sections of this Manual. Please refer to the applicable section.

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ELECTRONIC COMMUNICATIONS AND SOCIAL MEDIA

The rapid expansion and use of electronic media presents unique challenges for investment advisers regarding the retention of documents that are required to be maintained in accordance with those rules promulgated under the Investment Advisers Act of 1940 (the “Advisers Act”). In recent years, the SEC and other regulatory agencies also have expressed concerns surrounding the implementation of appropriate physical, electronic and procedural safeguards to protect the privacy of client records and information. Furthermore, the increased use of the Internet, social media applications, and email exposes an investment adviser’s systems to infiltration by computer viruses, which are becoming increasingly sophisticated and dangerous, and which, by their nature, attack randomly.

All Supervised Persons are reminded that because RA is subject to SEC regulations, our email and social media usage is subject to recordkeeping requirements as set forth under Rule 204-2 of the Advisers Act. Specifically, this Rule requires an investment adviser (and by extension, its Supervised Persons) to maintain various books and records related to its business including, but not limited to: financial and accounting records, advisory business records, communications to and from clients, trading records, marketing and performance records, custody records, and proxy voting records. In addition, confidentiality and ethics must be considered whenever communicating on behalf of the Company and its clients.

1.	POLICY

All RA business communications are to be made exclusively through RA’s controlled services. Supervised Persons are not allowed to engage in RA business communications through personal email accounts or other personal devices. Use of the Internet by authorized personnel to distribute information on available RA products and services must comply with all applicable laws and contain applicable disclosures as appropriate. Moreover, Supervised Persons shall not use any Bloomberg communication system or text communications through mobile devices to conduct business on behalf of RA; these can only be used for internal administrative matters (e.g., to schedule a meeting). Please note that all business communications must be made in an ethical manner. All communications conducted on behalf of RA remain the property of RA and thus no privacy rights are afforded to business communications by Supervised Persons.

In addition to the above, in order to comply with applicable regulations, including privacy laws and recordkeeping requirements, video recordings through Zoom are prohibited unless approval has been expressly granted to an individual or group by the Zoom Admin team (zoomadmin@rallc.com). Zoom recordings are only permitted for legitimate business purposes, such as webinars or video interviews, and such uses must comply with relevant firm policies and procedures. Please see General Sales, Marketing and Advertising Practices for further information.

2.	ELECTRONIC COMMUNICATIONS PROCEDURES (“ECP”)

2.1 Electronic Communications Procedures

The following procedures are designed to ensure that reasonable electronic communication standards are consistently adhered to.

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Correspondence: All electronic communications sent or received by a Supervised Person to or from a client, potential client, service provider or another Supervised Person, including email, instant messaging, social media or fax, regarding RA’s advisory business should be treated in the same manner and with the same importance as if such communication was sent or received in paper format. In addition, such communication is subject to the recordkeeping requirements under the Advisers Act, which mandates that certain documentation be maintained by an adviser generally for a period of at least five (5) years from the date the communication was created – the first two (2) years from an easily accessible location. Because all communications sent by RA are electronic, RA will store the communications per the storage requirements per the RA Recordkeeping Policies and Procedures in Section 15. Examples of some of the types of communication that should be retained are given below. It is the responsibility of the Supervised Person who sends or receives the written electronic communication to ensure that such communication is maintained in accordance with RA’s books and record-keeping retention requirements as outlined in this Manual. This includes assessing if the communication falls within the definition of what must be retained, and taking appropriate steps to retain documents that do.

Email: Supervised Persons must take great care in preparing and sending both internal and external emails. Certain emails that are sent to more than one person (including clients, prospective clients, etc.) may be advertisements that are subject to the marketing and advertising rules under the Advisers Act. Thus, the same care should be taken in creating such emails as would be taken when creating a new marketing or promotional piece.

Email, whether business or personal, must be appropriate in both tone and content. Supervised Persons should be aware that the emails that they send or receive through RA’s computers are maintained by RA and at any time and without notice to the Supervised Person are subject to monitoring and review by RA’s compliance team or others as permitted or required by law.

Instant Messaging: Instant messaging is a form of electronic communication that allows one user to communicate with another user in real time. The same procedures that apply to emails listed above, apply to a Supervised Person’s use of instant messaging.

Performance Materials: On October 1, 2017 the SEC’s amendment to Rule 204-2(a)(16) went into effect requiring advisers to maintain books and records supporting performance claims delivered to more than one (1) person. Per the rule, the adviser:

●	Must maintain records supporting performance claims in communications delivered to ANY person (e.g., books, internal work papers, etc.);

●	Must include performance calculations and rates of return delivered to any person; and

●	Must maintain originals of all written communications received and sent relating to performance or rate of return of any managed account or securities recommendation.

Since there are no carve-outs for 1:1 communications, all performance related materials must be maintained by RA. The same procedures that apply to emails listed above, apply to a Supervised Persons distribution of performance materials.

2.2 Harassment and Discrimination

Messages on RA’s voicemail, email or instant messaging systems are subject to the same policies regarding harassment and discrimination as are any other workplace communications. Offensive,

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harassing, or discriminatory content or inappropriate language such as profanity, in any message, is strictly prohibited, and any such use will subject the Supervised Person to disciplinary action, including termination.

2.3 Security

The Internet is not a secure environment. Files and email can be intercepted and read by technically savvy Internet users, including competitors. All Supervised Persons should attempt to limit the amount of confidential non-public client information, classified, or proprietary information that is transmitted electronically to only that which is necessary and required to conduct one’s job. All electronic communications containing these types of confidential information must adhere to all procedures and requirements outlined in RA’s Privacy Policies and Procedures.

2.4 Reporting Problems

The CCO and the Company’s Help Desk must be notified if a Supervised Person discovers that: 1) confidential non-public information or sensitive and/or inside information regarding RA’s clients or business has been lost, disclosed to unauthorized parties or suspected of being lost or disclosed; 2) unauthorized use of RA’s systems has taken place, or is suspected of taking place; or 3) passwords or other system access control mechanisms are lost, stolen, or disclosed, or suspected of being lost, stolen, or disclosed. In addition, all unusual system behavior, such as missing files, frequent systems crashes, misrouted messages and the like should be reported immediately to the CCO and the RA Help Desk as one of these issues may indicate a computer virus infection or similar security problem. Please refer to RA’s Information Security Policy for additional important information.

2.5 Monitoring and Surveillance Program

In order to ensure compliance with these procedures, RA reserves the right, subject to applicable law, to monitor (which includes, without limitation, the right to access, intercept, disclose, record or review) all communications created, delivered and/or stored via RA’s systems. Thus, Supervised Persons should be mindful that their emails, blogs, social media sites and instant messages may be reviewed on a random basis. At any time, RA’s compliance team or IT may require a Supervised Person to provide them with any of their electronic access codes, user names and/or passwords.

Supervised Persons are prohibited from using RA’s systems for personal gain.

Erasure Not Reliable: RA maintains communication firewalls and has retained the services of an Internet-based company to archive all incoming and outgoing emails on the Company server. All Supervised Persons should be aware that erasing messages may not be permanent, and erased messages can be retrieved for audit, examination, and review purposes. Therefore, Supervised Persons should not assume an erased message will remain private.

Message Access: Communications on the Company’s voicemail, email, or instant messaging systems are to be accessed only by the intended recipient and by others at the direct request of the intended recipient. However, RA reserves the right, at its discretion, to access communications on any of these Company systems at any time. Any attempt by persons other than those authorized to access messages on any of these systems will constitute a serious violation.

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2.6 Escalation to Compliance

Compliance with this ECP and Procedures applies to all Supervised Persons, and all Supervised Persons are expected to communicate any known infraction of this policy to the CCO, who will evaluate accordingly and determine if the activity warrants sanctions, up to and including a recommendation to terminate the individual(s) involved.

For purposes of this Social Media Policy, “Social Media” includes all means of communicating or posting information or content of any sort on the Internet, including to your own or someone else’s web log or blog, journal or diary, personal web site, social networking, professional networking or affinity web site, web bulletin board or a chat room, as well as any other form of electronic communications. A Social Media messaging system includes any interface which allows one Social Media user to communicate with one or multiple other users, or which otherwise mimics an email, instant messaging, or similar system.

All Supervised Persons must exercise good judgment and take care in their communications outside the workplace. The things a Supervised Person says and does can negatively affect how people think about that person and RA. Supervised Persons should be especially careful when posting opinions on social websites. The casual nature of social websites can lead to misinformation and confusion about the views expressed and can cause embarrassment for both the individual and RA.

It is RA’s policy that except in the limited circumstances applicable to expressly authorized RA business-related usage of Social Media outlined below, Supervised Persons may NOT:

●	Conduct RA business through Social Media or any messaging system contained within a Social Media site;

●	List their RA email address on any Social Media site (other than as provided for below);

●	Use the RA name (except that you may identify your affiliation with RA provided you comply with the other requirements of this policy);

●	Use any RA logo or RA related trademarks or service marks;

●	Post information about RA, its products or strategies, any securities-related product, its strategic relationship partners or clients or their products or services, or any RA Supervised Persons;

●	Disclose confidential information about work at RA, including but not limited to, clients, products or strategies, or otherwise;

●	Make any statement that may be considered financial advice or might influence trading in a security;

●	Post information that could damage the reputation of RA;

●	Use a social or personal website to conduct RA business;

●	Post, transfer, disclose or share any of the following:

¡	Material, non-public or insider information;

¡	Confidential or internally used information about or related to your work at RA, including but not limited to, clients, products, strategies, or otherwise;

¡	Trade secrets, including, but not limited to, information regarding the development of methodology, systems, processes, products, know-how or technology;

¡	Attorney-client privileged communications (i.e., text copied from communications between a lawyer in RA’s Legal Department and a RA Supervised Person, a summary of a

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conversation between a lawyer in RA’s Legal Department and a RA Supervised Person, or text copied from or a summary of any communication between a Supervised Person of RA and an outside attorney or law firm);

¡	Inappropriate materials that may include discriminatory remarks, harassment, threats of violence, bullying, or obscene, malicious, or similar inappropriate or unlawful conduct; or

¡	Any false information or rumors.

Note: Activities which are solely charitable in nature that are engaged in by RA and/or its Supervised Persons are not considered RA business for purposes of RA’s Social Media Policies and Procedures.

2.7 Procedures

RA has adopted the following procedures, which all Supervised Persons are expected to follow. Any questions related to these procedures should be escalated to the CCO.

2.8 Business-Related Uses of Social Media

To use Social Media for a Business-Related purpose, the Supervised Person must:

●	Seek approval from Compliance Department and use an approved social media account.

●	Generally, the Compliance Department approves certain designated Supervised Persons for posting of RA related content to Social Media platforms; and

●

If a business-related message or posting comes to you through a pre-approved Social Media messaging system, this would be deemed a business communication and any response must be pre-approved by Compliance.

●	Links to content that has already been preapproved by Compliance that is posted on a pre- approved Social Media account does NOT require additional approval.

Any other business-related use of Social Media requires pre-approval by the Compliance Department.

A Supervised Person that has been designated and approved to post RA’s related content on the Company’s Social Media platforms may not use these platforms in a way that could be interpreted by the SEC to be directly or indirectly, publishing, circulating, or distributing any advertisement which refers, directly or indirectly, to any testimonial of any kind concerning RA or concerning any advice, analysis, report or other service rendered by RA. The SEC staff consistently interprets the term client “testimonial” to include a statement of a client’s experience with, or endorsement of, an investment adviser. The SEC has stated that the use of “social plug-ins” by a client such as the “like” feature on a social media site could be viewed as a testimonial. Therefore, the following applies:

●

If any person or entity makes any statement about RA or its Supervised Persons through RA’s Social Media platforms that could be viewed as a testimonial or an endorsement, neither RA nor any of its Supervised Persons are permitted to retweet, reply to, or take any other action which could result in a perceived attempt to republish, recirculate or distribute any such testimonial or endorsement;

●

If any person or entity is a client of RA and such client makes any statement in conjunction with RA’s Social Media platforms that could be perceived as a client testimonial or endorsement, such statement, if possible, should be immediately deleted in conjunction with providing sufficient notification of the same to the Compliance Group; and

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●

Any relevant RA Social Media platform functionality that could be used by RA’s clients as a client testimonial or endorsement (e.g., a “like” on Facebook or LinkedIn, or an endorsement of skills on LinkedIn) should be disabled or deleted, if possible, to prevent such actions on the part of clients.

2.9 Guidelines for Personal Use of Social Media

In connection with any personal use of Social Media (i.e., any use other than an acceptable business- related use of Social Media listed above), a Supervised Person may only list his or her RA email address (i) on an accurate resume, work history or experience summary posted to the site; or (ii) on his or her LinkedIn profile page.

Please note that the only pre-approved Social Media site for a Supervised Persons personal use is LinkedIn, which may not be used for RA business, unless approved by Compliance and communications and postings are archived.

Supervised Persons should follow the guidelines below:

●

If a Supervised Person chooses to list that he or she is employed by RA and the person’s RA title, this information must be accurate and up to date and must be identical to that Supervised Person’s official RA title as on file with RA’s Human Capital Management;

●	A Supervised Person cannot make any posts which mention RA, unless the Supervised Person has been approved by Compliance and there is archiving of the posts;

●

With the exception of charitable related activities, unauthorized Supervised Persons may not “like”, “recommend”, forward, share, comment to or indicate any support for RA business postings through its RA controlled Social Media platforms (e.g., LinkedIn, or Twitter) or website or provide any other indications that could be interpreted as an endorsement, testimonial, advertisement or marketing related to RA or its Supervised Persons, products or services; and

●

All Supervised Persons must disable the endorsement functionality on their personal LinkedIn page since any endorsements of such a Supervised Person by a client could be construed as a Supervised Person’s endorsement of RA.

Supervised Person usage of Social Media should also comply with RA’s ECP.

2.10 Monitoring of Social Media Usage

RA monitors Supervised Persons usage of Social Media sites even if not accessed through RA’s systems per the ECP. Any usage by a Supervised Person involving reference to RA (whether business related or personal) that does not conform to these Policies and Procedures or any other relevant RA policy may result in disciplinary action, up to and including termination of employment.

Requirements related to books and records maintenance may be found in Section 15 of this Manual.

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